                                                                     EXHIBIT 4.1


              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                        OF THE SERIES A PREFERRED STOCK

                                       OF

                             TAMBORIL CIGAR COMPANY

                                   **********


     TAMBORIL CIGAR COMPANY, a corporation organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the "Corporation") ,

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors of the Corporation pursuant to its Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors by the unanimous written consent of its members, which consent has been filed with the minutes of the Board, adopted a resolution providing for the issuance of a series of One Million Five Hundred Thousand (1,500,000) shares of Series A Preferred Stock, which resolution is as follows:

EXHIBIT A TO UNANIMOUS WRITTEN CONSENT
 OF THE BOARD OF DIRECTORS OF
TAMBORIL CIGAR COMPANY


                             TAMBORIL CIGAR COMPANY

                    DESIGNATION OF SERIES A PREFERRED STOCK


1.   Designation and Number of Shares.  The series of Preferred Stock designated
     --------------------------------
and known as "Series A Preferred Stock" shall consist of 1,500,000 shares.

2.   Rank. Shares of the Series A Preferred Stock, par value $.0001 per share,
     ----
shall, with respect to dividend rights and rights on liquidation, winding up and dissolution rank senior and prior to the Common Stock, par value $.0001 per share (the "Common Stock"), of the Corporation.

3.   No Voting Rights.  Except as may be otherwise provided in this Certificate
     -----------------
of Designation of the Series A Preferred Stock or by law, the Series A Preferred Stock shall NOT be entitled to vote.

4.   Dividends.
     ----------

     (a) The holders of the Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends at the annual rate of four percent (4%) per share, based on the purchase price per share at which the shares are originally issued by the corporation (the "Issue Price"), in equal quarterly payments in arrears on March 31, June 30, September 30, and December 31 in each year (each such date is referred to as a "Dividend Payment Date") commencing on the first Dividend Payment Date following the date of issuance of the Series A Preferred Stock (the "Issue Date") and no more, payable in preference and priority to any payment of any cash dividend on Common Stock. Such dividends shall be paid to the holders of record at the close of business on each March 21, June 20, September 20 and December 21 (each, a
"Record Date").   If any Dividend Payment Date or Record Date is not a business day, the Dividend Payment Date or Record Date, as the case may be, shall be the next succeeding business day.

     (b) Dividends in respect of the Series A Preferred Stock shall be payable in cash or in shares of Series A Preferred Stock, or any combination of cash and shares of Series A Preferred Stock, in each case as determined by the Board of Directors of the Corporation. The number of shares to be so issued to each shareholder of Series A Preferred Stock in respect of any quarterly dividend shall be equal to a QUOTIENT arrived at as follows:

Amount of Dividend Payable ($) - Amount of Dividend Paid in Cash($) = Number of
                                                                        Shares
                                                                    to be Issued
-------------------------------------------------------------------
         Issue Price

The issuance of such additional shares shall constitute full payment of such dividend. Any shares of Series A Preferred Stock issued in respect of dividends shall have the same rights and preferences, including rights to dividends, as provided herein. If the Board of Directors of the Corporation shall determine not to issue fractional shares of Series A Preferred Stock in respect of such dividends, the unpaid fractional share or shares shall cumulate as provided in Paragraph 4(c), below. All shares of the Series A Preferred Stock issued as a dividend on the outstanding shares of the Series A Preferred Stock will when so issued be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

     (c) Each of such quarterly dividends (whether payable in cash or stock) shall be fully cumulative and shall accrue, whether or not earned or declared, without interest, from the first day of the quarter in which such dividend may be payable as herein provided, except that with respect to the first quarterly dividend, such dividend shall accrue from the Issue Date.

     (d) Each fractional share of the Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of the Series A Preferred Stock pursuant to Section 3(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue, whether or not earned or declared, without interest, and shall be payable in the same manner and at such times as provided for in Section 3(a) hereof with respect to dividends of each outstanding full share of the Series A Preferred Stock.

     (e) No dividends shall be declared or paid or set apart for payment on the Common Stock, or on the preferred stock of any series ranking, as to dividends, junior to the Series A Preferred Stock (all such classes of securities being referred to herein as "Junior Securities"), for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. Unless full cumulative dividends on the Series A Preferred Stock have been paid, no other distribution shall be made upon the Common Stock of the Corporation or upon any other Junior Securities.

     (f) If, prior to any conversion of any share of the Series A Preferred Stock into shares of Common Stock as provided in Section 6 hereof, the Corporation shall have cumulative accrued and unpaid dividends from any and/or all of the Dividend Payment Dates prior to the date of such conversion, the Corporation shall, at its option, (i) pay to such holder the full amount of any such dividends in cash, (ii) allow such unpaid and cumulated dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 6 hereof, or (iii) pay such cumulated dividends in any combination of cash and conversion into Common Stock as shall be determined by the Board of Directors.

5.   Liquidation, Dissolution and Winding-up.
     ----------------------------------------

     (a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series A Preferred Stock shall be paid a per share amount equal to the Issue Price, plus an amount in cash equal to all accrued dividends not yet paid thereon up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (such amounts being referred to herein as the "Series A Liquidation Preference"). Except as set forth in the preceding sentence, the holders of outstanding shares of Series A Preferred Stock shall not be entitled to any distribution upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     (b) Payment of the Series A Liquidation Preference as set forth in Section 5(a) above shall be made before any payment to the holders of any Junior Securities. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock (or the cash proceeds upon liquidation of such assets) shall be insufficient to permit payment to such shareholders of the full Series A Liquidation Preference, then all of the assets of the Corporation available for distribution to holders of the Series A Preferred Stock (or the cash proceeds of the liquidation of such assets) shall be distributed to such holders of the Series A Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as is equal to the PRODUCT OF (i) the total amount of such available assets (or the cash proceeds thereof) , MULTIPLIED BY (ii) a fraction the numerator of which is (x) the number of shares of the Series A Preferred Stock held by such holder, and the denominator of which is (y) the total number of shares of the Series A Preferred Stock then outstanding. After the payment of all Series A Liquidation Preference, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of the assets of the Corporation.

     (c) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, recognized delivery service or facsimile, not less that 20 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock as of the date set by the Board of Directors as the Record Date for such distribution, such notice to be addressed to each such holder at its address as shown on the stock transfer records of the Corporation.

     (d) Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

     (e) The Series A Liquidation Preference with respect to each fractional share of Series A Preferred Stock, outstanding or accrued but unpaid, shall be equal to the PRODUCT of (i) the Series A Liquidation Preference attributable to one full share of Series A Preferred Stock, MULTIPLIED BY (ii) the fraction of a share represented by such fractional share.

     (f) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

6.  Conversion Rights.  The holders of the Series A Preferred Stock shall have
    -----------------
the right to convert such shares of Series A Preferred Stock into shares of Common Stock of the Corporation on the terms, and subject to the conditions, set forth in this Section 6.

     (a) Conversion Ratio; Conversion Price.  Each share of the Series A
         ----------------------------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, from and after the date that is one hundred and eighty (180) days from the Issue Date in respect of such share of Series A Preferred Stock is issued, into such number of fully paid and nonassessable shares of Common Stock as is equal to the quotient of (i) the Issue Price, PLUS the aggregate amount of any accumulated but unpaid dividends, DIVIDED BY (ii) the Conversion Price (as defined below) in effect at the time of conversion.
The Conversion Price shall be an amount equal to eighty percent (80%) of the mean average of the closing sale price of a share of the Corporation's Common Stock for the thirty trading days immediately preceding the Conversion Date. If the Corporation's Common Stock shall cease to be publicly traded, the Conversion Price shall be equal to eighty percent (80%) of the fair market value of a share of the Common Stock, as determined by the Board of Directors.

     (b) Fractional Shares. No fractional shares of Common Stock shall be issued
         -----------------
upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall, at its option, (i) pay cash equal to such fraction multiplied by the then effective Conversion Price or (ii) round up the number of shares of Common Stock to be issued upon conversion to the next highest number of whole shares.

     (c)  Procedures for Conversion.
          --------------------------

          (i) In order for a holder of the Series A Preferred Stock to convert shares of the Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates evidencing such shares of the Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing, together with payment for any applicable transfer taxes. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date

("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of the Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, a nd, if the Corporation shall have so elected, cash in lieu of any fraction of a share. As the shares of Series A Preferred Stock shall be "restricted securities" as defined under Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Corporation may request such certifications and documentation, including without limitation opinions of counsel to the holder or the Corporation, that the Corporation deems necessary to ensure that the issuance of shares of Common Stock to such persons and in such amounts as is requested by the holder pursuant to such conversion is in compliance with all applicable securities laws and regulations.

          (ii) The Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such Conversion Price.


          (iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to receive such shares, including the rights, if any, to receive dividends or notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to shares of Common Stock in exchange therefor and payment of any dividends accrued and unpaid thereon up to and including the Conversion Date. Any shares of the Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

     (d) Adjustments for Reclassification, Exchange or Substitution.  If the
         -----------------------------------------------------------
Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets provided for below), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change all subject to further adjustment as provided herein.

          (e) Adjustment for Merger, Reorganization, etc.  In case of any
              -------------------------------------------
consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another Corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 5(a), each share of the Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonable may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          (f) Certificate as to Adjustment.  Upon the occurrence of each
              ----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Series A Preferred Stock.

          (g) Notice of Record Date.  In the event of (i) any reclassification
              ---------------------
of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), (ii) any consolidation or merger of the Corporation into or with another Corporation, or of the sale of all or substantially all of the assets of the Corporation or (iii) the involuntary or voluntary dissolution, liquidation or winding up of the Corporation then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the stock transfer records of the Corporation or such transfer agent, at least twenty (20) days before the date the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sales dissolution or winding up, a notice stating the effective date or exchange date and giving instructions to the shareholder for the actions, if any, to be taken by such shareholder in connection with the adjustments occasioned thereby.

7.  Redemption.
    -----------

     (a) From and after the date that is three-hundred-and-sixty-five (365) days from the Issue Date of any share of Series A Preferred Stock, the Corporation may, at its option, redeem any or all outstanding shares of Series A Preferred Stock, to the extent funds are legally available for such redemption. Pursuant to any such redemption, the Corporation shall pay to the holder of each share of Series A Preferred Stock so redeemed, the redemption price per share set forth in the table below (the "Redemption Price"), plus all dividends in respect of such share of Series A Preferred Stock that have accrued but remain unpaid up to and including the Redemption Date (as defined below). The Redemption Price per share of the Series A Preferred Stock shall be equal to:

From the 1st anniversary of the Issue Date
to the 2nd anniversary of the Issue Date           The Issue Price

From the 2nd anniversary to the 3rd
anniversary of the Issue Date                  105% of the Issue Price

From the 3rd anniversary to the 4th
anniversary of the Issue Date                  110% of the Issue Price

From the 4th anniversary to the 5th
anniversary of the Issue Date                  115% of the Issue Price

After the 5th anniversary of the Issue Date    120% of the Issue Price


     If the Corporation elects to redeem some, but not all, of the then outstanding shares of Series A Preferred Stock, it shall redeem a pro rata portion of the shares held by each holder and shall determine the number of shares of each holder to redeem by MULTIPLYING (i) the number of shares of Series A Preferred Stock held of record by such shareholder BY (ii) a fraction, the numerator of which is the total number of shares of Series A Preferred Stock to be redeemed, and the denominator of which is the total number of shares of Series A Preferred Stock then outstanding.

     (b) The Board of Directors of the Corporation may, to the extent funds are legally available therefor, elect to establish a sinking fund for the redemption, from time to time, of shares of the Series A Preferred Stock, which sinking fund may be funded at such times and in such amounts as the Board shall, in their discretion, determine.

     (c) In the event the Corporation elects to redeem any shares of Series A Preferred Stock in accordance with this Section 7, notice of such redemption shall be given to all holders of record of the Series A Preferred Stock by mail, postage prepaid, mailed to the address for such holder on the stock transfer records of the Corporation not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. Such notice shall include (i) the Redemption Date, (ii) the number of shares of Series A Preferred Stock to be redeemed in total, and if less than all the then outstanding shares of Series A Preferred Stock are being redeemed, the number of shares of such holder that are being redeemed, (iii) the Redemption Price (together with a calculation of the accrued but unpaid dividends up to and including the Redemption Date), (iv) the place or places where certificates evidencing the Series A Preferred Stock are to be surrendered, (v) a statement that after such Redemption Date, no dividends will accrue in respect of the Series A Preferred Stock and (vi) a statement that the holder may elect, in lieu of redemption, to convert his or her shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 6, above, and instructions for effecting such conversion if the holder should so elect.

     (d) Provided the Corporation shall have complied with the provisions of this Section 7, from and after the Redemption Date, dividends shall cease to accrue with respect to the shares of Series A Preferred Stock which have been called for redemption, such shares shall no longer be deemed outstanding, but shall be classified as authorized but unissued shares of capital stock of the Corporation and the holders thereof shall have no rights to vote, share in the proceeds of any liquidation, dissolution or winding up or otherwise, and their only rights in respect of such shares shall be the right to receive the Redemption Price (and accrued but unpaid dividends up to and including the Redemption Date) in respect of such shares.

     (e) If the Corporation is redeeming less than all the shares of Series A Preferred Stock evidenced by a certificate submitted for redemption, the Corporation shall issue to the holder of such certificate a substitute certificate evidencing the number of remaining shares that have not been redeemed.

8.  Amendment of Resolution; Reservation of Powers.
    ----------------------------------------------

     The Board of Directors of the Corporation reserves the right to amend this resolution from time to time to reduce the number of authorized shares of Series A Preferred Stock (but not below the number of shares then outstanding) and otherwise as permitted by law, this Certificate of Designation and the Certificate of Incorporation of the Corporation; provided, however, that the
                                                 --------  -------
Corporation shall not amend the terms of any Series A Preferred Stock outstanding at any time in any way that materially impacts the rights of the holders of such Series A Preferred Stock, without obtaining the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock. Nothing in this Certificate of Designation shall be construed to limit the authority of the Corporation to issue additional securities authorized by the Certificate of Incorporation of the Corporation.

[END OF EXHIBIT A]

     IN WITNESS WHEREOF, said TAMBORIL CIGAR COMPANY has caused this certificate to be signed by Anthony Markofsky, its Vice President, and attested by Grant M. Harasyn, its Secretary, this 28th the Day of April, 1997.


TAMBORIL CIGAR COMPANY


    /s/ Anthony Markofsky
By:_________________________
        Anthony Markofsky
        Vice President


ATTEST:


    /s/ Grant M. Harasyn
By:_________________________
        Grant M. Harasyn
        Secretary